Exhibit 99.1

For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX REPORTS 2007 FINANCIAL RESULTS
LOS ANGELES (April 2, 2008) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the 12 months ended December 31, 2007.
“We significantly advanced our molecular chaperone drug development programs during the past year, completing important clinical trials with arimoclomol as a treatment for amyotrophic lateral sclerosis (ALS or Lou Gehrig’s disease) and broadening our focus to promising programs with arimoclomol in stroke recovery and iroxanadine as a potential treatment for diabetic foot ulcers,” said Steven A. Kriegsman, CytRx President and CEO. “We are actively addressing the challenge of a clinical hold on our Phase IIb clinical trial in ALS and intend to work expeditiously to resolve this matter.
“We have taken a number of important steps to support our focus on developing potential high-value therapeutics with our molecular chaperone technology,” continued Mr. Kriegsman. “Among these, last September we opened our San Diego research and development facility, which now accommodates a staff of sixteen, including scientists skilled in the fields of drug development and discovery. We also strengthened our balance sheet to support our anticipated accelerated program development.
“Distribution earlier this month of shares of RXi Pharmaceuticals Corporation (RXi) to our stockholders culminated more than a year’s activities at CytRx aimed at unlocking the value of our former RNAi assets. These assets are now in the hands of RXi’s world-class team with a clear focus on developing novel drugs to treat major diseases such as neurological disorders, diabetes, obesity and cancer. Through our continued approximately 49% ownership in RXi, our stockholders are positioned to share in that firm’s potential success, while allowing our team at CytRx to focus more attention on the development of our molecular chaperone amplification technology.”
REVIEW OF FINANCIAL RESULTS
CytRx reported a net loss for the 12 months ended December 31, 2007 of $21.9 million, or $0.26 per share, based on 84.0 million weighted average shares outstanding, compared with a net loss for the 12 months ended December 31, 2006 of $17.2 million, or $0.25 per share, based on 68.1 million shares outstanding. The increase in weighted average shares outstanding resulted primarily from the issuance of shares of common stock upon the exercise of stock options and warrants, and the completion in April 2007 of a private placement of our common stock.
Revenue for 2007 was $7.5 million, compared with 2006 revenue of $2.1 million, and consisted primarily of service revenue recognized from CytRx’s 2006 royalty transaction with the ALS Charitable Remainder Trust. CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALS Charitable Remainder Trust on a dollar-for-dollar basis for ALS-related research expenses incurred.
Research and development (R&D) expenses were $18.8 million for 2007, compared with $9.8 million for 2006. R&D expenses incurred during 2007 related primarily to (i) CytRx’s Phase II clinical program for arimoclomol in ALS; (ii) ongoing research and development related to other molecular chaperone drug candidates; (iii) costs associated with the technologies covered by license agreements with the University of Massachusetts Medical School (UMMS) that were acquired by RXi; and (iv) the small-molecule drug discovery and development operations at the Company’s San Diego, California laboratory.
General and administrative (G&A) expenses were $14.8 million for 2007, compared with $9.7 million in the prior year. The increase in G&A expenses in 2007 resulted primarily from (i) a $1.1 million increase in audit fees due to compliance with provisions of the Sarbanes-Oxley Act and professional fees related to RXi’s registration statement on Form S-1 to register RXi’s common stock; (ii) an approximately $900,000 increase in legal fees related to RXi’s registration statement on Form S-1, increased patent work, license negotiation fees and other significant projects, including consulting on financing transactions; (iii) an approximately $700,000 increase related to personnel recruitment; and (iv) an approximately $1.4 million increase in personnel costs related to additional RXi and CytRx employees. The Company recorded $2.7 million in employee stock-based compensation expense for 2007, compared with $1.2 million for 2006.
Cash, cash equivalents and short-term investments totaled $60.4 million as of December 31, 2007, compared with cash, cash equivalents and short-term investments of $30.4 million as of December 31, 2006. The increase reflects (i) proceeds of approximately $18.8 million from exercises of stock options and warrants in the 12 months ended December 31, 2007, and (ii) the receipt of $34.2 million of net proceeds from a direct-equity financing in April 2007, of which $15 million was contributed to RXi (net of reimbursed expenses paid by RXi to the Company) in exchange for equity in RXi. That contribution triggered CytRx’s preexisting contractual agreement to reduce its ownership of RXi to less than a majority. CytRx completed its ownership reduction in RXi in March 2008 through a dividend of approximately 36% of the stock of RXi to CytRx stockholders, resulting in CytRx currently owning approximately 49% of RXi’s outstanding stock. Working capital was $47.4 million as of December 31, 2007.
2007 AND RECENT HIGHLIGHTS
CytRx Corporate Events
Molecular Chaperone Technology Development
CytRx has announced plans to expand its research and development of therapeutic products based on its novel, orally administered molecular chaperone amplification technology, including broadening its clinical focus beyond the treatment of diseases related to the central nervous system.
•	March 2008 — Submitted a response to the U.S. Food and Drug Administration (FDA) to address concerns cited in the FDA’s February 2008 written correspondence placing a clinical hold on the Company’s Phase IIb clinical trial with arimoclomol for the treatment of ALS.
•	December 2007 — Initiated screening of volunteers in a Phase IIb clinical trial with arimoclomol for the treatment of ALS.
•	November 2007 — Announced a presentation by Merit Cudkowicz, M.D., of scientific data that supported previously reported conclusions from CytRx’s six-month, open-label extension of its Phase IIa clinical trial with arimoclomol in ALS volunteers at the 18th International Symposium on ALS/MND held December 1-3, 2007 in Toronto, Canada.

•	November 2007 — Reported results from its double-blind, placebo-controlled clinical trial in healthy volunteers, indicating that arimoclomol was safe and well-tolerated at a dose of 400 mg administered orally three times daily throughout a 28-day trial period.
•	July 2007 — Leased approximately 10,000-square-feet of office and laboratory space in San Diego to house its molecular chaperone discovery and research operations and its clinical, regulatory and drug development team.
•	July 2007 — Announced the selection of the arimoclomol clinical development program as among the top 10 most interesting neuroscience products available for partnering. The selection was made by an independent committee assembled by Windhover Information, a leading provider of business information products and services to senior healthcare executives.
•	June 2007 — Reported promising data from an open-label extension of its completed Phase IIa clinical trial in ALS volunteers. While not placebo-controlled, data indicated that arimoclomol at a 100 mg dose three times daily appeared to be safe and well-tolerated throughout a six-month period and the rate of decline of several key disease-symptom indicators in the arimoclomol-treated group compared favorably to a matched historical control.
•	June 2007 — Reported that safety and tolerability results from its double-blind, placebo-controlled, rising multiple-dose clinical trial with arimoclomol in healthy volunteers are believed to support the use of arimoclomol in future clinical trials at doses up to six-fold higher than that used in its previous Phase IIa clinical trials for ALS.
•	May 2007 — Reported that its drug candidate iroxanadine had demonstrated the ability to dramatically and reproducibly accelerate the healing of skin wounds in diabetic animals; announced plans to move into a Phase II clinical trial.
•	April 2007 — Announced positive results of additional animal stroke studies indicating that arimoclomol significantly accelerated the recovery of sensory and motor function in an experimental rat model of stroke, even when treatment was withheld as long as 48 hours after stroke was induced; announced plan for a potential Phase II clinical trial with arimoclomol in stroke patients, subject to FDA clearance.
Financing
•	In April 2007 — Completed a $37.0 million private placement led by Lehman Brothers to existing and new institutional investors. CytRx invested $15 million of the proceeds in RXi.
•	Full 2007 year — CytRx received approximately $18.8 million upon the exercise of stock options and warrants.
Personnel Announcements
•	May 2007, appointed Shi Chung Ng, Ph.D., to the newly created position of Senior Vice President of Research and Development. Dr. Ng has more than 20 years of drug-discovery research experience and a track record of successfully taking novel agents from discovery research through to development as a drug candidate.
•	In September 2007, named Mitchell K. Fogelman, CPA, MBA, as Chief Financial Officer. Mr. Fogelman has more than 30 years of financial and accounting experience with proven leadership and managerial skills in a public company environment.
•	In December 2007 — promoted David Haen to Vice President of Business Development.

Other Corporate Events
•	In June 2007, CytRx joined the reconstituted Russell 3000® Index, a widely used index used by investment managers and institutional investor for index funds and as benchmarks for both passive and active investment strategies.
Investment Conference Presentations
CytRx management presented at the following investment community conferences:
•	Roth 20th Annual Growth Stock Conference (February 2008)
•	10th Annual BIO CEO and Investor Conference (February 2008)
•	Acumen BioFin Rodman & Renshaw 9th Annual Healthcare Conference (November 2007)
•	BIO InvestorForum 2007 (October 2007)
•	Natixis Bleichroeder Hidden Gems Conference (October 2007)
•	UBS Global Life Sciences Conference (September 2007)
•	G5: ThinkEquity Partners’ 5th Annual Growth Conference (September 2007)
•	A.G. Edwards 2nd Annual Emerging Growth Conference (September 2007)
•	Acumen BioFin Rodman & Renshaw 4th Annual Global Healthcare Conference (May 2007)
•	UBS Global Generic and Specialty Pharmaceuticals Conference (May 2007)
•	Deutsche Bank 32nd Annual Health Care Conference (May 2007)
•	Cowen and Company 27th Annual Health Care Conference (March 2007)
•	BIO CEO & Investor Conference (February 2007)
•	Roth Capital Partners 19th Annual Stock Conference (February 2007)
RXi Pharmaceuticals Corporation (RXi)
In January 2007, CytRx established RXi as a majority-owned subsidiary with a mission to build on CytRx’s RNAi therapeutics programs with an initial focus on type 2 diabetes, obesity, oncology and neurodegenerative diseases including ALS. RXi formed a management team, led by President and CEO, Tod Woolf, Ph.D., who co-invented and commercialized STEALTH™ RNAi; a board of directors with RNAi, biopharmaceutical, corporate governance, finance and legal expertise; and a scientific advisory board, including 2006 Nobel Laureate Craig C. Mello, Ph.D., among other RNAi thought-leaders. During 2007 RXi built upon CytRx’s RNAi technology assets by entering into additional agreements to expand its RNAi intellectual property portfolio. In March 2008, CytRx reported the award of a stock dividend of RXi common shares to holders of CytRx common stock as of March 6, 2008. CytRx continues to hold approximately 49% of RXi common stock.
About Arimoclomol
Arimoclomol is one of CytRx’s three orally administered, clinical-stage small-molecule compounds. This small-molecule drug candidate is believed to function by stimulating a normal cellular protein repair pathway through the activation of “molecular chaperones.” Since damaged proteins called aggregates are thought to play a role in many diseases, CytRx believes that activation of molecular chaperones could have therapeutic efficacy for a broad range of diseases.
In September 2006 CytRx announced receipt of $24.3 million in a non-dilutive agreement with the privately funded ALS Charitable Remainder Trust to fund continued arimoclomol development for the treatment for ALS in return for a 1% royalty from potential worldwide sales of arimoclomol for the treatment of ALS. The Greater Los Angeles Chapter of The ALS Association is the charitable beneficiary of the ALS Charitable Remainder Trust. Arimoclomol for the treatment of ALS has been granted Fast Track designation and Orphan Drug status by the FDA and orphan medicinal product status by the European Commission.

Background on Arimoclomol for Stroke
In April 2007, CytRx announced results of animal stroke studies indicating that arimoclomol significantly accelerated the recovery of sensory and motor function in an experimental rat model of stroke, even when treatment was withheld as long as 48 hours after stroke was induced. These data confirm and expand upon preclinical data announced late in 2006. The flexibility to administer arimoclomol for delayed intervention is an advantage compared with currently-marketed drugs for the treatment of stroke and, if efficacious, arimoclomol may allow substantial penetration into the $58 billion stroke market. CytRx is currently planning to initiate a potential Phase II clinical trial with arimoclomol in stroke patients in the second half of 2008.
About Iroxanadine
Iroxanadine has been tested in two Phase I clinical trials and one Phase II clinical trial where it was well-tolerated and showed signs of efficacy, significantly improving the function of endothelial cells in blood vessels of patients at risk of cardiovascular disease. CytRx plans to move into a Phase II clinical trial with iroxanadine for the treatment of diabetic foot ulcers in the second half of 2008, subject to FDA clearance.
About Diabetic Foot Ulcers
According to the American Diabetes Association, 20.8 million Americans, or 7% of the population, have diabetes. Approximately 15% of these patients will experience a foot ulcer in their lifetime, according to the National Institutes of Health. In 2002, about 82,000 non-traumatic lower-limb amputations were performed in people with diabetes. The rate of amputation for people with diabetes is 10 times higher than for people without diabetes, making complications from diabetic foot ulcers one of the most common causes of non-traumatic lower extremity amputations in the industrialized world. Costs for the care of ulcerated wounds in the United States have been estimated at $5 billion.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small-molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well-tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company’s Phase IIb clinical trial with arimoclomol for ALS was placed on clinical hold by the FDA in January 2008. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS, which has also been granted orphan medicinal product status for the treatment of ALS from the European Medicines Agency. The Company has announced plans to commence a Phase II clinical trial for arimoclomol in stroke recovery in the second half of 2008, subject to FDA clearance. The Company has also announced plans to commence a Phase II clinical trial with its next drug candidate, iroxanadine, for diabetic foot ulcers in the second half of 2008, subject to FDA clearance. CytRx has recently opened a research and development facility in San Diego. For more information on the Company, visit www.cytrx.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the outcome or results of any future pre-clinical or clinical testing of arimoclomol for ALS and stroke recovery, and of iroxanadine for diabetic foot ulcers, uncertainties related to the impact of the FDA’s clinical hold on the Company’s arimoclomol clinical trial for ALS on the timing and ability to resume and continue that clinical trial at the desired dosage of arimoclomol, and the impact of that clinical hold on the timing and ability to initiate the planned Phase II clinical trial of arimoclomol for stroke recovery, the risk that any requirements imposed on the Company’s planned clinical trial designs for ALS or stroke recovery by the FDA as a result of the concerns expressed in their clinical hold of the Company’s ALS program might adversely affect the Company’s ability to demonstrate that arimoclomol is efficacious in treating ALS or stroke patients or cause the Company to cancel one or both of those trials, the potential need to conduct additional toxicology or human studies with arimoclomol or iroxanadine, which could result in substantial additional expenses and delay the initiation or resumption, as applicable, of the Company’s planned clinical trials, CytRx’s need for additional capital to fund its ongoing working capital needs, as well as other risks or uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K. The business and operations of RXi, as well as ownership of RXi shares, also are subject to risks and uncertainties, including those set forth in RXi’s registration statement filed with the Securities and Exchange Commission. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$50,498,261	$30,381,393
Short-term investments, at amortized cost	9,951,548	—
Accounts receivable	101,217	105,930
Prepaid expenses and other current assets	930,596	233,323

Total current assets	61,481,622	30,720,646
Equipment and furnishings, net	1,573,290	252,719
Molecular library, net	193,946	283,460
Goodwill	183,780	183,780
Other assets	713,398	195,835

Total assets	$64,146,036	$31,636,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,946,215	$955,156
Accrued expenses and other current liabilities	3,700,866	2,722,478
Deferred revenue, current portion	8,399,167	6,733,350

Total current liabilities	14,046,248	10,410,984
Deferred revenue, non-current portion	7,167,381	16,075,117

Total liabilities	21,213,629	26,486,101

Minority interest	2,708,368	—

Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 150,000,000 shares authorized; 90,397,867 and 70,788,586 shares issued and outstanding at December 31, 2007 and 2006, respectively	90,398	70,789
Additional paid-in capital	203,905,691	146,961,657
Treasury stock, at cost (633,816 shares held, at December 31, 2007 and 2006, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(161,492,812)	(139,602,869)

Total stockholders’ equity	40,224,039	5,150,339

Total liabilities and stockholders’ equity	$64,146,036	$31,636,440

CYTRX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006	2005
Revenue:
Service revenue	$7,241,920	$1,858,772	$82,860
Licensing revenue	101,000	101,000	101,500
Grant revenue	116,118	105,930	—

	7,459,038	2,065,702	184,360

Expenses:
Research and development (includes an aggregate of 462,112 shares of RXi common stock valued at $2,310,560 issued in exchange for licensing rights in the second quarter of 2007)	18,823,802	9,781,007	9,087,270
General and administrative	14,822,142	9,657,257	6,424,106
Depreciation and amortization	272,229	227,704	217,095

	33,918,173	19,665,968	15,728,471

Loss before other income	(26,459,135)	(17,600,266)	(15,544,111)
Other income:
Interest and dividend income	2,663,542	996,647	206,195
Gain on lease termination	—	—	163,604
Other income (expense), net	1,496,979	(3,205)	—

	(22,298,614)	(16,606,824)	(15,174,312)
Minority interest in losses of subsidiary	448,671	—	81,452

Net loss before provision for income taxes	(21,849,943)	(16,606,824)	(15,092,860)
Provision for income taxes	(40,000)	(145,000)	—

Net loss	(21,889,943)	(16,751,824)	(15,092,860)
Deemed dividend for anti-dilution adjustments made to outstanding common stock warrants	—	(488,429)	(1,075,568)

Net loss applicable to common stockholders	$(21,889,943)	$(17,240,253)	$(16,168,428)

Basic and diluted loss per share	$(0.26)	$(0.25)	$(0.28)

Basic and diluted weighted average shares outstanding	84,006,728	68,105,626	56,852,402